November 20, 2025
Pabrai Wagons ETF, a series of Professionally Managed Portfolios (the “Acquiring Fund”)
615 East Michigan Street
Milwaukee, WI 53202

Ladies and Gentlemen:
You have requested our opinion, as your counsel, as to certain matters of Massachusetts law relating to the organization and shares of Professionally Managed Portfolios, a trust with transferable shares (the “Trust”) established under Massachusetts law pursuant to the Second Amended and Restated Declaration of Trust dated November 13, 2024, as amended to date (the “Declaration”).  We understand that the Trust is about to file a Registration Statement on Form N-14 (“Registration Statement”) for the purpose of registering shares of the Trust under the Securities Act of 1933, as amended (the “1933 Act”), in connection with the proposed acquisition by the Acquiring Fund of all of the assets of the Pabrai Wagons Fund (the “Acquired Fund”), also a series of the Trust, in exchange solely for shares of the Acquiring Fund and the assumption by the Acquiring Fund of all the liabilities of the Acquired Fund pursuant to an Agreement and Plan of Reorganization, the form of which is included in the Registration Statement (the “Plan”).
We have examined copies, either certified or otherwise proved to be genuine to our satisfaction, of the Trust’s Declaration and By-Laws, and other documents relating to its organization, operation, and proposed operation, and we have made such other investigations as, in our judgment, are necessary or appropriate to enable us to render the opinion expressed below.
Based upon the foregoing, it is our opinion that the shares of the Acquiring Fund currently being registered under the aforesaid Registration Statement, will be legally issued, fully paid and non-assessable by the Trust, or its creditors subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities.
This letter expresses our opinions as to the provisions of the Declaration and the laws of Massachusetts applying to business trusts generally, but does not extend to the Massachusetts Securities Act or to federal securities or other laws.
This opinion is limited to the present laws of the Commonwealth of Massachusetts (as such laws are applied by courts located in Massachusetts) and to the present judicial interpretations thereof and to the facts as they presently exist. We express no opinion with respect to, or as to the effect of the laws of, any other jurisdiction.
All of the opinions set forth herein are rendered as of the date hereof, and we assume no obligation to update such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in the law that may hereafter occur.
This opinion letter should be interpreted in accordance with the Core Opinion Principles issued by the Legal Opinions Committee of the American Bar Association’s

November 20, 2025

Business Law Section and the Working Group on Legal Opinions Foundation, as published in The Business Lawyer, 74 Bus. Law. 815 (2019).
We consent to your filing this letter with the SEC as an exhibit to the Registration Statement and to the use of our firm’s name in the Registration Statement, but we do not thereby concede that we come within the class of persons whose consent is required under Section 7 of the Securities Act.
Very truly yours,

/s/ Sullivan & Worcester LLP
SULLIVAN & WORCESTER LLP

DP/RLS